EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 20, 2011

PAYCHEX, INC. REPORTS SECOND QUARTER RESULTS

December 20, 2011

SECOND QUARTER FISCAL 2012 HIGHLIGHTS

•	Total service revenue increased 7% to $535.0 million.
•	Payroll service revenue increased 5% to $371.7 million.
•	Human Resource Services revenue increased 12% to $163.3 million.
•	Operating income increased 7% to $217.9 million, while interest on funds held for clients decreased 10% to $10.7 million.
•	Operating income, net of certain items, increased 8% to $207.2 million.
•	Net income and diluted earnings per share increased 5% to $140.4 million and $0.39 per share, respectively.

ROCHESTER, NY, December 20, 2011  –  Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today reported total revenue of $545.7 million for the three months ended November 30, 2011 (the “second quarter”), a 7% increase from $512.0 million for the same period last year. Net income and diluted earnings per share increased 5% to $140.4 million and $0.39 per share, respectively. The inclusion of SurePayroll, Inc. (“SurePayroll”) and ePlan Services, Inc. (“ePlan”), which were acquired in the second half of the fiscal year ended May 31, 2011 (“fiscal 2011”), contributed to the financial results for the second quarter. These acquisitions contributed approximately 2.0% in total revenue growth for the second quarter.

Martin Mucci, President and Chief Executive Officer, commented, “Paychex delivered solid results for the second quarter. We expanded our software-as-a-service (SaaS) offerings with the introduction of our new single sign-on page for online users and an iPad application. Checks per client continued to improve for the second quarter, but, as anticipated, the 1.5% growth rate for the quarter was lower than the 2.0% experienced for the first quarter. This moderation is expected to continue through the remainder of the fiscal year. We have reiterated our guidance for the fiscal year as we continue to see a slow recovery in the economy with respect to sales from new business formations.”

Payroll service revenue increased 5% to $371.7 million for the second quarter from the same period last year. Payroll service revenue growth, excluding revenue from SurePayroll, was 3% for the second quarter and was driven by increases in both checks per client and revenue per check. Checks per client increased 1.5% for the second quarter compared to the same period last year. Revenue per check was positively impacted by price increases and lower discounting within our overall client base.

Human Resource Services revenue increased 12% to $163.3 million for the second quarter compared to the same period last year. This growth was generated from the following:

As of: $ in billions	November 30, 2011	% Change	November 30, 2010	% Change (1)
Paychex HR Solutions client employees served(2)	606,000	12%	542,000	15%
Paychex HR Solutions clients(2)	22,000	8%	21,000	11%
Insurance services clients (3)	103,000	8%	96,000	7%
Health and benefits services applicants	109,000	21%	90,000	29%
Retirement services clients(4)	58,000	11%	52,000	4%
Asset value of retirement services client employees’ funds (4)	$14.9	18%	$12.6	23%

(1)	Percent change compared to balances as of November 30, 2009.
(2)	The November 30, 2011 and 2010 balances include HR Essentials, which was first offered in November 2010.
(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.
(4)

The November 30, 2011 balances include ePlan, which was acquired in May 2011. Excluding ePlan clients, retirement services clients would have increased 4% and the asset value of retirement services client employees’ funds would have increased 10% for the second quarter.

Excluding ePlan, Human Resource Services revenue growth for the second quarter would have been 10%, reflecting client growth and price increases. The following factors contributed to this growth:

•

Paychex HR Solutions revenue was positively impacted by the favorable trend in checks per client, price increases, as well as growth in both clients and client employees. HR Essentials, our new ASO product first offered in November 2010, was also a contributor to the growth in revenue.

•

Insurance services benefited from continuing growth in health and benefits services revenue and increases in both clients and premiums in workers’ compensation insurance services. Health and benefits services revenue increased 27% to $12.8 million for the second quarter, driven primarily by the 21% increase in the number of applicants.

•	Products that primarily support our Major Market Services clients as part of our SaaS model continued to reflect growth in revenue.

Total expenses increased 6% to $327.8 million for the second quarter compared to the same period last year. This was largely attributable to the inclusion of SurePayroll and ePlan in the second quarter. In addition, continued investment in product development and supporting technology contributed to the increase in total expenses for the second quarter compared to the same period last year.

For the second quarter, our operating income was $217.9 million, an increase of 7% from the same period last year. Operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure) increased 8% to $207.2 million for the second quarter compared to $191.9 million for the same period last year. We experienced a slight increase in our operating income, net of certain items, as a percent of total service revenue to 38.7% for the second quarter compared to 38.4% for the same period last year.

	For the three months ended November 30,			For the six months ended November 30,
$ in millions	2011	2010	% Change	2011	2010	% Change
Operating income	$217.9	$203.9	7%	$447.6	$404.7	11%
Excluding interest on funds held for clients	(10.7)	(12.0)	(10%)	(21.8)	(24.1)	(9%)

Operating income, net of certain items	$207.2	$191.9	8%	$425.8	$380.6	12%

Operating income, net of certain items, as a percent of total service revenue	38.7%	38.4%		39.2%	37.8%

Interest on funds held for clients decreased 10% to $10.7 million for the second quarter due to lower average interest rates earned, offset by an 8% increase in average investment balances. The decrease in average interest rates earned resulted from market conditions that produced low interest rates on high credit quality financial securities. The increase in average investment balances was primarily due to the addition of SurePayroll client funds, wage inflation, an increase in state unemployment insurance rates for the 2011 calendar year, and the increase in checks per client. Investment income, net, increased 4% to $1.5 million for the second quarter, but the rate of growth was negatively impacted by lower average investment balances due to cash outflows for business acquisitions during the second half of fiscal 2011.

Average investment balances and interest rates are summarized below:

	For the three months ended November 30,			For the six months ended November 30,
$ in millions	2011	2010	% Change	2011	2010	% Change
Average investment balances:
Funds held for clients	$3,107.1	$2,888.0	8%	$3,182.8	$2,918.5	9%
Corporate investments	$645.8	$658.8	(2%)	$646.3	$662.2	(2%)

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.4%	1.6%		1.4%	1.6%
Corporate investments	0.9%	0.9%		0.9%	0.9%

Net realized gains:
Funds held for clients	$0.1	$0.2		$0.2	$0.3
Corporate investments	$—	$—		$—	$—

Our investment strategy focuses on protecting principal and optimizing liquidity. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, with more than 95% of our portfolio rated AA or better.

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $53.7 million as of November 30, 2011, compared with a net unrealized gain of $59.3 million as of May 31, 2011. During the six months ended November 30, 2011, the net unrealized gain on our investment portfolios ranged from $46.4 million to $72.5 million. The net unrealized gain on our investment portfolios was approximately $60.5 million as of December 15, 2011.

YEAR-TO-DATE FISCAL 2011 HIGHLIGHTS

The highlights for the six months ended November 30, 2011 are as follows:

•

Payroll service revenue increased 5% to $754.0 million, with checks per client increasing 1.8% compared to the same period last year. Organic payroll service revenue, excluding SurePayroll, increased 4%.

•	Human Resource Services revenue increased 15% to $333.0 million. Excluding ePlan, Human Resource Service revenue increased 12%.
•	Total service revenue increased 8% to $1.1 billion.
•	Total revenue increased 8% to $1.1 billion.
•	Combined interest on funds held for clients and investment income, net, decreased $2.2 million, or 8%.
•	Operating income increased 11% to $447.6 million, and operating income, net of certain items, increased 12% to $425.8 million.
•	Net income increased 9% to $289.3 million and diluted earnings per share increased 10% to $0.80 per share.
•	Cash flow from operations was $297.2 million.

OUTLOOK

Our outlook for the fiscal year ending May 31, 2012 (“fiscal 2012”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We expect fiscal 2012 results to be consistent with the expectations set forth in our guidance issued in June 2011, and subsequently reaffirmed in September 2011. Our expectation is that growth in checks per client will moderate through the remainder of fiscal 2012, impacting quarterly comparisons for both payroll revenue and Human Resource Services revenue. Our guidance reflects our planned spending, impacting the full year operating income, net of certain items, as a percent of total service revenue.

Our reaffirmed guidance is as follows:

	Low		High
Payroll service revenue	5%	—	7%
Human Resource Services revenue	12%	—	15%
Total service revenue	7%	—	9%
Interest on funds held for clients	(14%)	—	(12%)
Investment income, net	—	—	2%
Net income	5%	—	7%

Operating income, net of certain items, as a percentage of total service revenue is expected to be in the range of 36% to 37% for fiscal 2012. The effective income tax rate for fiscal 2012 is expected to approximate the rate experienced for the six months ended November 30, 2011.

Interest on funds held for clients and investment income for fiscal 2012 are expected to continue to be impacted by the low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations, though at a lower growth rate as a result of cash outlays in fiscal 2011 for business acquisitions. Combined interest on funds held for clients and investment income, net, are expected to decrease approximately 10% for fiscal 2012.

Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q

Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

CONFERENCE CALL

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 21, 2011 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX

Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 564,000 payroll clients nationwide as of May 31, 2011. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•

changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a security breach or catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended November 30,			For the six months ended November 30,
	2011	2010	% Change	2011	2010	% Change
Revenue:
Payroll service revenue	$371.7	$354.8	5%	$754.0	$715.5	5%
Human Resource Services revenue	163.3	145.2	12%	333.0	290.7	15%

Total service revenue	535.0	500.0	7%	1,087.0	1,006.2	8%
Interest on funds held for clients (1)	10.7	12.0	(10%)	21.8	24.1	(9%)

Total revenue	545.7	512.0	7%	1,108.8	1,030.3	8%
Expenses:
Operating expenses	165.2	159.0	4%	332.2	319.2	4%
Selling, general and administrative expenses	162.6	149.1	9%	329.0	306.4	7%

Total expenses	327.8	308.1	6%	661.2	625.6	6%

Operating income	217.9	203.9	7%	447.6	404.7	11%
Investment income, net (1)	1.5	1.5	4%	3.0	2.9	3%

Income before income taxes	219.4	205.4	7%	450.6	407.6	11%
Income taxes	79.0	71.5	11%	161.3	141.8	14%

Net income	$140.4	$133.9	5%	$289.3	$265.8	9%

Basic earnings per share	$0.39	$0.37	5%	$0.80	$0.73	10%

Diluted earnings per share	$0.39	$0.37	5%	$0.80	$0.73	10%

Weighted-average common shares outstanding	362.4	361.7		362.3	361.6

Weighted-average common shares outstanding, assuming dilution	362.8	362.1		362.8	362.0

Cash dividends per common share	$0.32	$0.31	3%	$0.63	$0.62	2%

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	November 30, 2011	May 31, 2011
ASSETS
Cash and cash equivalents	$96.1	$119.0
Corporate investments	315.0	345.0
Interest receivable	27.9	29.4
Accounts receivable, net of allowance for doubtful accounts	221.5	161.1
Deferred income taxes	—	5.9
Prepaid income taxes	12.9	1.4
Prepaid expenses and other current assets	33.8	29.4

Current assets before funds held for clients	707.2	691.2
Funds held for clients	3,032.8	3,566.7

Total current assets	3,740.0	4,257.9
Long-term corporate investments	265.2	207.3
Property and equipment, net of accumulated depreciation	316.0	308.7
Intangible assets, net of accumulated amortization	65.7	77.2
Goodwill	513.6	513.7
Deferred income taxes	27.7	25.4
Other long-term assets	3.8	3.6

Total assets	$4,932.0	$5,393.8

LIABILITIES
Accounts payable	$54.9	$45.4
Accrued compensation and related items	147.2	172.5
Deferred revenue	2.5	3.0
Deferred income taxes	22.1	14.9
Other current liabilities	36.0	38.6

Current liabilities before client fund obligations	262.7	274.4
Client fund obligations	2,985.5	3,513.9

Total current liabilities	3,248.2	3,788.3
Accrued income taxes	35.0	34.1
Deferred income taxes	37.1	23.1
Other long-term liabilities	53.0	52.1

Total liabilities	3,373.3	3,897.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares;
Issued and outstanding: 362.4 shares as of November 30, 2011
and 362.1 shares as of May 31, 2011, respectively	3.6	3.6
Additional paid-in capital	545.4	535.6
Retained earnings	975.8	919.5
Accumulated other comprehensive income	33.9	37.5

Total stockholders’ equity	1,558.7	1,496.2

Total liabilities and stockholders’ equity	$4,932.0	$5,393.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended November 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$289.3	$265.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	48.3	41.5
Amortization of premiums and discounts on available-for-sale securities	20.8	19.0
Stock-based compensation costs	11.9	13.5
Provision for deferred income taxes	22.9	9.7
Provision for allowance for doubtful accounts	0.3	0.6
Net realized gains on sales of available-for-sale securities	(0.2)	(0.3)
Changes in operating assets and liabilities:
Interest receivable	1.5	0.4
Accounts receivable	(60.7)	(39.8)
Prepaid expenses and other current assets	(15.8)	(5.0)
Accounts payable and other current liabilities	(22.6)	10.4
Net change in other assets and liabilities	1.5	3.4

Net cash provided by operating activities	297.2	319.2

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(4,730.6)	(3,913.5)
Proceeds from sales and maturities of available-for-sale securities	4,690.6	3,429.8
Net change in funds held for clients’ money market securities and other cash equivalents	519.9	657.4
Purchases of property and equipment	(44.1)	(44.1)
Purchases of other assets	(1.0)	(1.0)

Net cash provided by investing activities	434.8	128.6

FINANCING ACTIVITIES
Net change in client fund obligations	(528.3)	(275.1)
Dividends paid	(228.4)	(224.2)
Proceeds from exercise and excess tax benefit related to stock-based awards	1.8	0.4

Net cash used in financing activities	(754.9)	(498.9)

Decrease in cash and cash equivalents	(22.9)	(51.1)
Cash and cash equivalents, beginning of period	119.0	284.3

Cash and cash equivalents, end of period	$96.1	$233.2